Exhibit 10.70

COLLATERAL AGENT AGREEMENT

COLLATERAL AGENT AGREEMENT (this "Agreement") dated as of July 19, 2007, among S. Michael Rudolph (the "Collateral Agent"), and Longview Fund, L.P. and Alpha Capital Anstalt (each, individually, a "Lender" and collectively, the "Lenders"), which have loaned funds and will loan further funds pursuant to (i) that certain Term Loan and Security Agreement (“Term Loan Agreement”; all terms used and not defined herein are used as defined in the Term Loan Agreement), by and among Irvine Sensors Corporation (“Irvine Sensors” or “Debtor” or “Borrower”), a corporation incorporated pursuant to the laws of the State of Delaware, and the Lenders, dated December 29, 2006, (ii) those certain Series 1 Senior Subordinated Secured Convertible Notes dated December 30, 2005 and Series 2 Senior Subordinated Secured Convertible Notes dated December 30, 2005 (collectively, the “Notes”), originally issued by Irvine Sensors pursuant to that certain Securities Purchase Agreement dated as of December 30, 2005 by and among Irvine Sensors and the purchasers named therein, and subsequently assigned by the original holders of the Notes to the Lenders pursuant to that certain Assignment of Series 1 and Series 2 Senior Subordinated Secured Convertible Notes, dated December 29, 2006, and (iii) all other Obligations as such term is defined in the Term Loan Agreement (all items referred to in clauses (i) – (iii) above are collectively referred to as the “Obligations”).

WHEREAS, Irvine Sensor’s obligations to the Lenders are secured by certain collateral; and

WHEREAS, it is desirable to provide for the orderly administration of such collateral by requiring each Lender to appoint the Collateral Agent, and the Collateral Agent has agreed to accept such appointment and to receive, hold and deliver such collateral, all upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, it is desirable to allocate the enforcement of certain rights of the Lenders under the Obligations for the orderly administration thereof.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

1. Collateral.

(a)	The following security agreements secure Obligations:

(i) Term Loan Agreement;

(ii) Optex Third Party Security Agreement dated December 29, 2006, executed and delivered by Optex Systems, Inc. (“Optex”);

(iii) Irvine Sensors Intellectual Property Security Agreement dated December 29, 2006, executed and delivered by Irvine Sensors in favor of Lenders;

(iv) Optex Intellectual Property Security Agreement dated December 29, 2006, executed and delivered by Optex in favor of Lenders;

(v) Security Agreement, dated December 30, 2005, by and among Irvine Sensors and Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (“various Pequot entities”); and

(vi) Subsidiary Security Agreements, all dated December 30, 2005, by and among various subsidiaries of Irvine Sensors (including Optex) and various Pequot entities (items (v) and (vi) as assigned to Lenders pursuant to that certain Assignment Agreement by and among the various Pequot entities and Lenders, dated December 29, 2006 in favor of Lenders)

Items listed in clauses (i) – (vi) hereinabove are collectively referred to as the “Security Agreements”, all of which such security agreements are hereby supplemented or shall be supplemented by a certain Omnibus Security Interest Acknowledgement executed and delivered, or to be executed and delivered by Debtor to Lenders, and grant a security interest in assets owned by Debtor (such assets, including, but not limited to, the Collateral listed on Schedule 1 delivered to the Collateral Agent on the date hereof, are referred to herein and in such security agreements as the "Collateral"). A portion of the Collateral consists of all non-classified government contracts with a value in excess of $1,000,000 entered into and to be entered into by the Debtor, which includes, but is not limited to, the contracts listed on Schedule 1 delivered to the Collateral Agent on the date hereof (all such contracts, including, but not limited to, those on Schedule 1 being referred to as the “Government Contracts Collateral”). Collectively, all agreements and other documents executed and delivered with respect to the Obligations are referred to herein as “Borrower Documents”. Lenders hereby assign their security interests in the Collateral, including, but not limited to, the Government Contracts Collateral, to the Collateral Agent.

(b) For purposes solely of perfection of the security interests granted to the Collateral Agent, as agent on behalf of the Lenders, and on its own behalf under the Borrower Documents and hereunder, the Collateral Agent hereby acknowledges that any Collateral held by the Collateral Agent is held for the benefit of the Lenders in accordance with this Agreement and the Borrower Documents. No reference to the Borrower Documents or any other instrument or document shall be deemed to incorporate any term or provision thereof into this Agreement unless expressly so provided.

(c) The Collateral Agent is to distribute any proceeds received from the realization of the Collateral which are distributable to the Lenders in proportion to their respective interests in the Obligations as defined in the Borrower Documents.

2. Appointment of the Collateral Agent.

The Lenders hereby appoint the Collateral Agent (and the Collateral Agent hereby accepts such appointment) to take any action including, without limitation, the registration of any Collateral in the name of the Collateral Agent or its nominees prior to or during the continuance of an Event of Default (as defined in the Borrower Documents), the exercise of voting rights upon the occurrence and during the continuance of an Event of Default, the application of any cash collateral received by the Collateral Agent to the payment of the Obligations, the making of any demand under the Borrower Documents, the exercise of any remedies given to the Lenders or the Collateral Agent pursuant to the Borrower Documents and the exercise of any authority pursuant to the appointment of the Collateral Agent as an attorney-in-fact pursuant to the Security Agreements that the Collateral Agent deems necessary or proper for the administration of the Collateral pursuant to the Security Agreements. Upon realizing on any of the Collateral in accordance with the Borrower Documents, the Collateral Agent shall promptly distribute any cash or Collateral after deduction of any amounts pursuant to Section 5 herein. Lenders must notify Collateral Agent in writing of the existence of future Obligations owed by Debtor to Lenders. The Collateral Agent will not be required to act hereunder in connection with future Obligations the existence of which was not disclosed in writing to the Collateral Agent nor will the Collateral Agent be required to act on behalf of any assignee of Obligations without the written consent of Collateral Agent.

3. Action by the Majority in Interest.

(a) Certain Actions. Each of the Lenders covenants and agrees that only Lenders who in the aggregate hold Obligations of not less than 75% of the principal amount outstanding under all Obligations (a “Majority in Interest”) shall have the right, but not the obligation, to undertake the following actions (it being expressly understood that less than a Majority in Interest hereby expressly waive the following rights that they may otherwise have under the Borrower Documents):

(i) Acceleration. If an Event of Default occurs or is continuing, after the applicable cure period, if any, a Majority in Interest may, on behalf of all the Lenders, instruct the Collateral Agent to provide to Debtor notice to cure such default and/or declare the unpaid principal amount of the Obligations to be due and payable, together with any and all accrued interest thereon and all costs payable pursuant to such Obligations;

(ii) Enforcement. Upon the occurrence of any Event of Default after the applicable cure period, if any, a Majority in Interest may instruct the Collateral Agent to proceed to protect, exercise and enforce, on behalf of all the Lenders, their rights and remedies under the Borrower Documents against Debtor, and such other rights and remedies as are provided by law or equity;

(iii) Waiver of Past Defaults. A Majority in Interest may instruct the Collateral Agent to waive any Event of Default by written notice to Debtor, and the other Lenders; and

(iv) Amendment. A Majority in Interest may instruct the Collateral Agent to waive, amend, supplement or modify any term, condition or other provision in the Obligations or Borrower Documents in accordance with the terms of the Obligations or Borrower Documents so long as such waiver, amendment, supplement or modification is made with respect to all of the Obligations and with the same force and effect with respect to each of the Lenders.

(b) Permitted Subordination. A Majority in Interest may instruct the Collateral Agent to agree to subordinate any Collateral to any claim and may enter into any agreement with Debtor to evidence such subordination; provided, however, that subsequent to any such subordination, each Note shall remain pari passu with the other Obligations held by the Lenders.

(c) Further Actions. A Majority in Interest may instruct the Collateral Agent to take any action that it may take under this Agreement by instructing the Collateral Agent in writing to take such action on behalf of all the Lenders.

4. Power of Attorney.

(a) To effectuate the terms and provisions hereof, the Lenders hereby appoint the Collateral Agent as their attorney-in-fact (and the Collateral Agent hereby accepts such appointment) for the purpose of carrying out the provisions of this Agreement including, without limitation, taking any action on behalf of, or at the instruction of, the Majority in Interest at the written direction of the Majority in Interest and executing any consent authorized pursuant to this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable (and lawful) to accomplish the purposes hereof.

(b) All acts done under the foregoing authorization are hereby ratified and approved and neither the Collateral Agent nor any designee nor agent thereof shall be liable for any acts of commission or omission, for any error of judgment, for any mistake of fact or law except for acts of gross negligence or willful misconduct.

(c) This power of attorney, being coupled with an interest, is irrevocable while this Agreement remains in effect.

5. Expenses of the Collateral Agent. The Lenders shall pay any and all costs and expenses incurred by the Collateral Agent, all waivers, releases, discharges, satisfactions, modifications and amendments of this Agreement, the administration and holding of the Collateral, insurance expenses, and the enforcement, protection and adjudication of the parties’ rights hereunder by the Collateral Agent, including, without limitation, the reasonable disbursements, expenses and fees of the attorneys the Collateral Agent may retain, if any, each of the foregoing in proportion to their interests in the obligations. Unless otherwise advised in writing by a lender, the proportions will be based on outstanding principal amount of Obligations. The Collateral Agent may rely on any such notice without independent verification or on any other source of information, including the Debtor.

6. Reliance on Documents and Experts. The Collateral Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or communication (which may be by telegram, cable, telex, telecopier, or telephone) reasonably believed by it to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of its own legal counsel, independent public accountants and other experts selected by the Collateral Agent.

7. Duties of the Collateral Agent; Standard of Care.

(a) The Collateral Agent’s only duties are those expressly set forth in this Agreement, and the Collateral Agent hereby is authorized to perform those duties in accordance with commercially reasonable practices. The Collateral Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Agreement and applicable law or perform any of its duties under this Agreement by or through its officers, employees, attorneys, or agents.

(b) The Collateral Agent shall act in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

(c) Any funds held by the Collateral Agent hereunder need not be segregated from other funds except to the extent required by law. The Collateral Agent shall be under no liability for interest on any funds received by it hereunder.

8. Resignation. The Collateral Agent may resign and be discharged of its duties hereunder at any time by giving written notice of such resignation to the other parties hereto, stating the date such resignation is to take effect. Within five (5) days of the giving of such notice, a successor collateral agent shall be appointed by the Majority in Interest; provided, however, that if the Lenders are unable so to agree upon a successor within such time period, and notify the Collateral Agent during such period of the identity of the successor collateral agent, the successor collateral agent may be a person designated by the Collateral Agent, and any and all fees of such successor collateral agent shall be the joint and several obligation of the Lenders. The Collateral Agent shall continue to serve until the effective date of the resignation or until its successor accepts the appointment and receives the Collateral held by the Collateral Agent but shall not be obligated to take any action hereunder. The Collateral Agent may deposit any Collateral with the Supreme Court of the State of New York for New York County or any such other court in New York State that accepts such Collateral.

9. Exculpation. The Collateral Agent and its officers, employees, attorneys and agents, shall not incur any liability whatsoever for the holding or delivery of documents or the taking of any other action in accordance with the terms and provisions of this Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of this Agreement), or for any act or omission of any other person engaged by the Collateral Agent in connection with this Agreement, unless occasioned by the exculpated person’s own gross negligence or willful misconduct; and each party hereto hereby waives any and all claims and actions whatsoever against the Collateral Agent and its officers, employees, attorneys and agents, arising out of or related directly or indirectly to any or all of the foregoing acts, omissions and circumstances.

10. Indemnification. The Lenders hereby agree to indemnify, reimburse and hold harmless the Collateral Agent and its directors, officers, employees, attorneys and agents, jointly and severally, from and against any and all claims, liabilities, losses and expenses that may be imposed upon, incurred by, or asserted against any of them, arising out of or related directly or indirectly to this Agreement or the Collateral, except such as are occasioned by the indemnified person’s own gross negligence or willful misconduct.

11. Assignment of Government Contracts Collateral. With respect to the Government Contracts Collateral, and notwithstanding anything in any agreement evidencing the Obligations to the contrary, (a) Irvine Sensors and Optex will deliver within a reasonable period of time after the date hereof, present assignments with respect to the Government Contracts Collateral (the "Assignments"); and (b) the Collateral Agent will hold the Assignments for the benefit of the Lenders, and will not deliver the Assignments to the applicable governmental entity until such time as he is instructed to do so by the Lenders with a Majority in Interest. The Lenders hereby agree that any such instruction to the Collateral Agent to deliver the Assignments to the applicable governmental entity shall not be given unless and until the Collateral Agent enters into a control agreement on commercially reasonable terms with respect to a depositary account (the "Lockbox Account") at U.S. Bank (the "Depositary Bank") into which payments under the Government Contracts Collateral would be made. Such control agreement shall provide that (a) until such time as a default or event of default (other than the Consent Default) with respect to the Obligations has occurred and is continuing (or until such time as there is an event or occurrence which, with notice or lapse of time or both, would, if not cured or waived, become an event of default), all payments made to the Lockbox Account are payable to Irvine Sensors, and (b) at such time as a default or event of default (other than the Consent Default) with respect to the Obligations has occurred and is continuing (or at such time as there is an event or occurrence which, with notice or lapse of time or both, would, if not cured or waived, become an event of default), all payments made to the Lockbox Account are payable to the Collateral Agent on behalf of the Lenders. Upon request of the Collateral Agent, each of Irvine Sensors and Optex agrees to cooperate with putting the Lockbox Account in place with the Depositary Bank and entering into the control agreement described above, in accordance with the terms of this Section 11. Each of Irvine Sensors and Optex represents and warrants that Schedule 1 delivered to the Collateral Agent on the date hereof sets forth the true and complete list as of the date hereof of all non-classified government contracts with a value in excess of $1,000,000 which shall constitute Government Contracts Collateral. For purposes of this Agreement, “Consent Default” shall mean Irvine Sensors’ failure to obtain the Lenders’ consent to Irvine Sensors’ issuance on May 16, 2007 of a warrant to purchase up to 200,000 shares of common stock.

12. Miscellaneous.

(a) Rights and Remedies Not Waived. No act, omission or delay by the Collateral Agent shall constitute a waiver of the Collateral Agent’s rights and remedies hereunder or otherwise. No single or partial waiver by the Collateral Agent of any default hereunder or right or remedy that it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws that would result in the application of the substantive laws of another jurisdiction.

(c) Waiver of Jury Trial and Setoff; Consent to Jurisdiction; Etc.

(i) In any litigation in any court with respect to, in connection with, or arising out of this Agreement or any instrument or document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement hereof or thereof, or any other claim or dispute howsoever arising, between the Collateral Agent and the Lenders or any Lender, then each Lender, to the fullest extent it may legally do so, (A) waives the right to interpose any setoff, recoupment, counterclaim or cross-claim in connection with any such litigation, irrespective of the nature of such setoff, recoupment, counterclaim or cross-claim, unless such setoff, recoupment, counterclaim or cross-claim could not, by reason of any applicable federal or state procedural laws, be interposed, pleaded or alleged in any other action; and (B) WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION AND ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH LENDER AGREES THAT THIS SECTION 12(c) IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THE COLLATERAL AGENT WOULD NOT ENTER THIS AGREEMENT IF THIS SECTION 12(c) WERE NOT PART OF THIS AGREEMENT.

(ii) Each Lender irrevocably consents to the exclusive jurisdiction of any State or Federal Court located within the County of New York, State of New York, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise. In any such litigation, each Lender waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agree that the service thereof may be made by certified or registered mail directed to such Lender at its address for notice determined in accordance with Section 12(e) hereof. Each Lender hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

(d) Admissibility of this Agreement. Each of the Lenders agrees that any copy of this Agreement signed by it and transmitted by telecopier for delivery to the Collateral Agent shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

(e) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Term Loan Agreement, for Debtor and Lenders, and

In the case of the Collateral Agent, to:

S. Michael Rudolph

Viking Asset Management, LLC

The Transamerica Pyramid

600 Montgomery Street, 44th Floor

San Francisco, CA 94111

F (415) 981-5301

(f) Amendments and Modification; Additional Lender. No provision hereof shall be modified, altered, waived or limited except by written instrument expressly referring to this Agreement and to such provision, and executed by the parties hereto. Any transferee of an Obligation who acquires an Obligation after the date hereof will become a party hereto by signing the signature page and sending an executed copy of this Agreement to the Collateral Agent and receiving a signed acknowledgement from the Collateral Agent.

(g) Fee. Upon the occurrence of an Event of Default, the Lenders collectively shall pay the Collateral Agent the sum of $10,000 to apply against an hourly fee of $350 to be paid to the Collateral Agent by the Lenders for services rendered pursuant to this Agreement. All payments due to the Collateral Agent under this Agreement including reimbursements must be paid when billed. The Collateral Agent may refuse to act on behalf of or make a distribution to any Lender who is not current in payments to the Collateral Agent. Payments required pursuant to this Agreement shall be pari passu to the Lenders’ interests in the obligations. The Collateral Agent is hereby authorized to deduct any sums due the Collateral Agent from Collateral in the Collateral Agent’s possession.

(h) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(i) Successors and Assigns. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs and legal representatives of such party. No party hereto may transfer any rights under this Agreement, unless the transferee agrees to be bound by, and comply with all of the terms and provisions of this Agreement, as if an original signatory hereto on the date hereof.

(j) Captions: Certain Definitions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement. As used in this Agreement the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(k) Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

(l) Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all other agreements and understandings, oral or written, with respect to the matters contained herein.

(m) Schedules. The Collateral Agent is authorized to annex hereto any schedules referred to herein.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agent Agreement to be signed, by their respective duly authorized officers or directly, as of the date first written above.

“LENDERS”

ALPHA CAPITAL ANSTALT		LONGVIEW FUND, L.P.

By:	/s/ Konrad Ackerman	By:	/s/ S. Michael Rudolph
Print Name of Signator:Konrad Ackermann		Print Name of Signator:S. Michael Rudolph

/s/ S. Michaael Rudolph
S. MICHAEL RUDOLPH- COLLATERAL AGENT

Acknowledged and, solely as to Section 11, Agreed:

IRVINE SENSORS CORPORATION

By:	/s/ John C. Carson
Name:	John C. Carson
Title:	President and CEO

OPTEX SYSTEMS, INC.

By:	/s/ Timothy W. Looney
Name:	Timothy W. Looney
Title:	President

This Collateral Agent Agreement may be signed by facsimile signature and delivered by confirmed facsimile transmission.

[SIGNATURE PAGE TO COLLATERAL AGENT AGREEMENT]

SCHEDULE 1 TO COLLATERAL AGENT AGREEMENT

LIST OF INITIAL GOVERNMENT CONTRACTS, WHICH COMPRISE GOVERNMENT CONTRACTS COLLATERAL (which shall be amended and supplemented to include all other Government Contracts entered into by Irvine Sensors or Optex, all of which shall be considered Government Contracts even if not added to this Schedule 1):

The following Government Contracts are with Irvine Sensors:

HR0011-05-C-0069

FA8650-04-C-7120

N00178-05-C-3062

FA8650-06-C-7626

The following Government Contracts are with Optex:

W52H09-05-D-0248

W52H09-05-D-0260

DAAE20-03-D-0052

N00104-06-D-L010

W52H09-06-D-029

W52H09-07-C-003

The term “Collateral” shall mean any and all property of Debtor,, whether now owned by Debtor or hereafter acquired or existing, and wherever located (collectively, the "Collateral"), including without limitation:

(a)	all Accounts;

(b)	all Inventory;

(c)	all Equipment;

(d)	all General Intangibles;

(e)	all Investment Property;

(f)	all Instruments and Documents;

(g)	all Related Collateral (all capitalized terms set forth in (a) – (g) are used as defined in the Term Loan Agreement);

(h)	all Government Contracts Collateral;

(i)	all accessions to and additions to, substitutions for, replacements, products; and

(j)	products and proceeds of any and all of the foregoing.